Exhibit 4.2

AMENDMENT

TO

RIGHTS AGREEMENT

This Amendment, dated as of February 15, 2013, is made between Graco Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of February 12, 2010 between the Company and the Rights Agent (the “Rights Agreement”).

Recitals

A.        Pursuant to Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Rights Agreement in accordance with the provisions of that section.

B.        The Board of Directors of the Company desires to terminate the Rights Agreement by amending it to accelerate the Final Expiration Date set forth therein.

C.        Such an amendment is permitted under Section 27(a)(3) of the Rights Agreement.

Amendment

This Amendment amends the Rights Agreement as follows:

1.        Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.        The definition of “Final Expiration Date” set forth in clause 1 of Section 7(a) of the Rights Agreement is hereby amended by restating such clause in its entirety to read as follows:

           (1) the Close of Business on February 15, 2013 (the “Final Expiration Date”)

3.        This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

4.        This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

[Signature Page Follows]

This Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

GRACO INC.

By:	/s/ Patrick McHale
Patrick McHale
President and Chief Executive Officer

WELLS FARGO BANK, N.A.

By:	/s/ Jennifer Leno
Jennifer Leno
Vice President